Exhibit 99.1

INTERNATIONAL PAPER PLAZA 6400 POPLAR AVENUE MEMPHIS, TN 38197

News Release

International Paper Reports Preliminary Second Quarter 2008 Results;

Highest Second Quarter since 2000, Despite Cost Pressures

•	Earnings per share from continuing operations and before special items were $0.56 up from $0.41 in the first quarter of 2008 and $0.52 in the 2007 second quarter.

•	Second-quarter 2008 net earnings totaled $0.54 per share, compared with net earnings of $0.31 per share in the prior quarter and $0.44 per share in the second quarter of 2007.

•	Net sales for the quarter were $5.8 billion, versus $5.7 billion in the first quarter and $5.3 billion in the second quarter of 2007.

MEMPHIS, Tenn.—July 31, 2008 —International Paper (NYSE: IP) today reported preliminary second-quarter 2008 net earnings of $227 million ($0.54 per share) compared with net earnings of $133 million ($0.31 per share) in the 2008 first quarter and $190 million ($0.44 per share) in the second quarter of 2007. Amounts in all periods include special items.

Diluted Earnings Per Share Summary

	Second Quarter 2008	First Quarter 2008	Second Quarter 2007
Net Earnings	$0.54	$0.31	$0.44
Discontinued Operations:
Loss on sale or impairment	—	0.04	0.02

Earnings from Continuing Operations	0.54	0.35	0.46
Net Special Items Expense (Income)	0.02	0.06	0.06

Earnings from Continuing Operations and Before Special Items	$0.56	$0.41	$0.52

Earnings from continuing operations and before special items in the second quarter of 2008 were $235 million ($0.56 per share), compared with $175 million ($0.41 per share) in the 2008 first quarter and $223 million ($0.52 per share) in the second quarter of 2007.

Quarterly net sales were $5.8 billion, up from $5.7 billion in the first quarter and up from $5.3 billion in the second quarter of 2007.

Industry segment operating profits were $393 million for the 2008 second quarter up from $332 million in the 2008 first quarter and down from $450 million in the second quarter of 2007. The quarter-to-quarter increase reflects improved pricing and operating performance helping offset higher input costs. Additionally, the company reported equity earnings, net of taxes, of $32 million up from $17 million in the first quarter from its 50 percent investment in Ilim Holding S.A., a separate reportable industry segment in Russia.

“We had a solid quarter because of strong operating performance, cost management and good results in our businesses outside of the U.S.,” said Chairman and CEO John Faraci, “overall, however higher than expected input costs continue to negatively impact our real earnings potential.”

Commenting on the third quarter of 2008, Faraci said, “Despite the current weakness in the U.S. economy, I am optimistic about our ability to manage through this period and come out in a stronger, better position. We’re ready to complete the acquisition of Weyerhaeuser’s Containerboard, Packaging and Recycling business next week, which will give us additional opportunities to reduce costs in our North American packaging business.”

SEGMENT INFORMATION

During 2008, in order to facilitate performance comparisons with other companies, the company changed its method of allocating corporate overhead expenses to attribute additional expense to its business segments. Accordingly, business segment operating profits for all periods have been restated to reflect this change. Second-quarter 2008 segment operating profits and business trends compared with the previous quarter are as follows:

Operating profits for Printing Papers were $226 million, up from first-quarter operating profits of $185 million due to improved pricing, primarily in North America, operating performance that more than offset higher input costs and a greater level of planned outages than the first quarter. U.S. uncoated free sheet sales volume declined but pulp sales were stronger. Eastern Europe and Brazil showed improved volumes and pricing.

Industrial Packaging operating profits were $87 million, down from $97 million in the prior quarter largely because of higher input costs, more maintenance outages and lower profitability due to the Vicksburg boiler accident. Containerboard inventory levels remain low. Both the U.S. and European box volumes were under pressure due to weaker economic conditions. Overall performance was stronger than industry average and pricing remained solid.

Consumer Packaging operating profits were $13 million (including a $13 million charge relating to the reorganization of Shorewood’s Canadian operations) compared with $9 million in the 2008 first quarter (including a $5 million charge related to the Shorewood reorganization). Price and favorable operating performance offset higher input costs and planned outages. Volumes in the converting business improved seasonally.

The company’s distribution business, xpedx, reported operating profits of $26 million, up from $16 million in the prior quarter. High fuel and freight costs were offset by improved pricing and margins. Printing paper and packaging volumes remained weak while facility supplies experienced some growth.

Forest Products operating profits were $41 million, compared with first quarter operating profits of $25 million due to higher earnings from land sales. While land sales are difficult to forecast within a quarter, the company’s objective continues to be to maximize net present value for shareholders.

Equity earnings, net of taxes, in Ilim Holding S.A. of $32 million for the quarter, up from $17 million reported in the 2008 first quarter, included a $14 million after-tax foreign exchange gain and a $3 million option write-off charge. Improved price realizations, higher sales volumes and favorable manufacturing operations during the quarter more than offset the effects of increased wood, chemical and energy costs. (Ilim’s results are reported on a one-quarter lag.)

Net corporate expenses were $21 million for the quarter, the same as $21 million in the 2008 first quarter and less than half of the $57 million reported in the 2007 second quarter. Compared with the first quarter, higher supply chain initiative costs were offset by an $11 million gain on the sale of the former Natchez mill site. This gain, plus lower pension expenses, led to the year-over-year quarterly decline in net corporate expenses.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items for the second quarter of 2008 was 32.5 percent, compared with 31.5 percent in the first quarter of 2008 and 29 percent in the second quarter of 2007.

EFFECTS OF SPECIAL ITEMS

Special items in the second quarter of 2008 consisted of a $13 million pre-tax charge ($9 million after taxes) for costs associated with the reorganization of Shorewood operations in Canada and a $3 million pre-tax gain ($2 million after taxes) for an adjustment to the gain on the 2006 transformation plan forestland sales. The net after-tax effect of these special items is a loss of $7 million, or $0.02 per share.

Special items in the first quarter of 2008 included a $40 million pre-tax charge ($25 million after taxes) for adjustments of legal reserves, a pre-tax charge of $5 million ($3 million after taxes) for costs associated with the reorganization of Shorewood operations in Canada, a $3 million pre-tax gain ($2 million after taxes), for adjustments to previously recorded reserves associated with the company’s transformation plan, and a $1 million credit before and after taxes for adjustments to estimated gains/losses of businesses previously sold. The net after-tax effect of these special items is a loss of $25 million, or $0.06 per share.

Special items in the 2007 second quarter consisted of a $26 million pre-tax charge ($16 million after taxes) for organizational restructuring programs associated with the company’s transformation plan, including $17 million ($11 million after taxes) of accelerated depreciation expense for long-lived assets being removed from service, and a pre-tax gain of $1 million (a loss of $7 million after taxes) for adjustments to estimated losses on sales of businesses previously sold. The net after-tax effect of these special items is a loss of $23 million, or $0.06 per share.

DISCONTINUED OPERATIONS

Discontinued operations for the 2008 first quarter included a pre-tax charge of $25 million ($16 million after taxes) related to the final settlement of a Beverage Packaging post-closing sale adjustment and a $1 million after-tax charge for the operating results of certain Wood Products facilities for the quarter.

Discontinued operations for the 2007 second quarter included pre-tax charges of $11 million ($7 million after taxes) for adjustments related to the previously sold wood products and beverage packaging businesses, and the second quarter operating losses of these businesses.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. Eastern Daylight Time U.S. / 9 a.m. Central Daylight U.S. Time today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning at noon today. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper 2Q 2008 Earnings Call. The conference ID number is 52276147. Participants should call in no later than 9:45 a.m. EDT/8:45 a.m. CDT. An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “52276147.”

International Paper (NYSE:IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs more than 50,000 people in more than 20 countries and serves customers worldwide. 2007 net sales were approximately $22 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the company’s ability to realize anticipated profit improvement from its transformation plan, including our ability to realize the expected benefits of our acquisition of the assets of Weyerhaeuser Company’s containerboard, packaging and recycling business in light of integration difficulties and other challenges; (ii) increases in interest rates and our ability to meet our debt service obligations; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials and energy, transportation costs, competition we face, the company’s product mix, demand and pricing for its products; (iv) global economic conditions and political changes, including but not limited to changes in currency exchange rates, credit availability, the company’s credit ratings issued by recognized credit rating organizations and pension and health care costs; (v) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and to actual or potential litigation; and (vi) whether we experience a material disruption at one of our manufacturing facilities. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Patty Neuhoff, 901-419-4052; Investors: Tom Cleves, 901-419-7566, Ann-Marie Donaldson, 901-419-4967 and Emily Nix, 901-419-4987

International Paper Company

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended June 30,				Three Months Ended March 31, 2008		Six Months Ended June 30,
	2008		2007				2008		2007
Net Sales	$5,807		$5,291		$5,668		$11,475		$10,508

Costs and Expenses
Cost of products sold	4,305		3,881		4,261		8,566		7,732
Selling and administrative expenses	459		441		472		931		876
Depreciation, amortization and cost of timber harvested	305		269		286		591		531
Distribution expenses	301		254		285		586		510
Taxes other than payroll and income taxes	44		47		44		88		89
Restructuring and other charges	13	(a)	26	(c)	42	(e)	55	(g)	44	(h)
Insurance recoveries	—	(a)	—		—		—		—
Forestland sales	(3	)(b)	—		—		(3	)(b)	—
Impairment of goodwill	—	(a)	—		—		—		—
Net gains on sales and impairments of businesses	—		(1)		(1)		(1)		(315	)(i)
Reversal of reserves no longer required, net	—		—		—		—		—
Interest expense, net	81		80		81		162		141

Earnings From Continuing Operations Before Income Taxes, Equity Earnings and Minority Interest	302	(a,b)	294	(c)	198	(e)	500	(b,g)	900	(h,i)
Income tax provision	97		89		59		156		232
Equity earnings, net of taxes	30		—		16		46		—
Minority interest expense, net of taxes	7		5		5		12		11

Earnings From Continuing Operations	228	(a,b)	200	(c)	150	(e)	378	(b,g)	657	(h,i)
Discontinued operations, net of taxes and minority interest	(1)		(10	)(d)	(17	)(f)	(18	)(f)	(33	)(j)

Net Earnings	$227	(a,b)	$190	(c,d)	$133	(e,f)	$360	(b,f,g)	$624	(h-j)

Basic Earnings Per Common Share
Earnings from continuing operations	$0.54	(a,b)	$0.46	(c)	$0.36	(e)	$0.90	(b,g)	$1.50	(h,i)
Discontinued operations	(0.00)		(0.02	)(d)	(0.04	)(f)	(0.04	)(f)	(0.07	)(j)

Net earnings	$0.54	(a,b)	$0.44	(c,d)	$0.32	(e,f)	$0.86	(b,f,g)	$1.43	(h-j)

Diluted Earnings Per Common Share
Earnings from continuing operations	$0.54	(a,b)	$0.46	(c)	$0.35	(e)	$0.89	(b,g)	$1.49	(h,i)
Discontinued operations	(0.00)		(0.02	)(d)	(0.04	)(f)	(0.04	)(f)	(0.07	)(j)

Net earnings	$0.54	(a,b)	$0.44	(c,d)	$0.31	(e,f)	$0.85	(b,f,g)	$1.42	(h-j)

Average Shares of Common Stock Outstanding - Diluted	422.6		431.2		423.3		423.9		440.4

Cash Dividends Per Common Share	$0.25		$0.25		$0.25		$0.50		$0.50

The accompanying notes are an integral part of these financial statements.

(a)	Includes a pre-tax charge of $13 million ($9 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations in Canada.
(b)	Includes a pre-tax gain of $3 million ($2 million after taxes) for an adjustment to the gain on the 2006 Transformation Plan forestland sales.
(c)	Includes $17 million ($11 million after taxes) of accelerated depreciation charges for long-lived assets being removed from service, and $9 million ($5 million after taxes) of other charges associated with the Company’s Transformation Plan.
(d)	Includes a pre-tax charge of $6 million ($4 million after taxes) for adjustments relating to the sale of the wood products business, a pre-tax charge of $5 million ($3 million after taxes) for adjustments relating to the sale of the beverage packaging business, and the operating results of these businesses.
(e)	Includes a $40 million pre-tax charge ($25 million after taxes) for adjustments to legal reserves, a pre-tax charge of $5 million ($3 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations in Canada, and a pre-tax gain of $3 million ($2 million after taxes) for adjustments to previously recorded reserves associated with the Company’s Transformation Plan.
(f)	Includes a pre-tax charge of $25 million ($16 million after taxes) for the settlement of a post-closing adjustment on the sale of the beverage packaging business and the operating results of certain wood products facilities during the quarter.
(g)	Includes a $40 million pre-tax charge ($25 million after taxes) for adjustments to legal reserves, a pre-tax charge of $18 million ($12 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations in Canada, and a pre-tax gain of $3 million ($2 million after taxes) for adjustments to previously recorded reserves associated with the Company’s Transformation Plan.
(h)	Includes $29 million ($18 million after taxes) of accelerated depreciation charges, and $15 million ($9 million after taxes) for severance and other charges associated with the Company’s Transformation Plan.
(i)	Includes a pre-tax gain of $113 million ($101 million after taxes) on the sale of the Arizona Chemical business, a pre-tax gain of $205 million ($159 million after taxes) related to the asset exchange for the Luiz Antonio mill in Brazil, a $6 million pre-tax loss ($4 million after taxes) for adjustments to the loss on the sale of UK and Ireland box plants, a $6 million pre-tax credit ($4 million after taxes) for adjustments to the loss on the sale of the coated and supercalendered papers business, and a $3 million pre-tax loss ($3 million after taxes) for other small items.
(j)	Includes a pre-tax gain of $15 million ($5 million after taxes) relating to the sale of the wood products business, a pre-tax loss of $20 million ($42 million after taxes) for adjustments to the loss on the sale of the beverage packaging business, a pre-tax gain of $6 million ($4 million after taxes) for adjustments to the loss on the sale of the kraft papers business, a $10 million pre-tax credit ($6 million after taxes) for additional refunds received from the Canadian government of duties paid by the Company’s Weldwood of Canada Limited business, and the year-to-date operating results of the beverage packaging and wood products businesses.

International Paper Company

Reconciliation of Earnings Before

Special Items to Net Earnings

(In millions except for per share amounts)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2008	2007	2008	2008	2007
Earnings Before Special Items	$235	$223	$175	$410	$426
Restructuring and other charges	(9)	(16)	(26)	(35)	(27)
Net gains (losses) on sales and impairments of businesses	—	(7)	1	1	257
Forestland sales	2	—	—	2	—
Interest Income	—	—	—	—	1

Earnings Per Common Share from
Continuing Operations	228	200	150	378	657
Discontinued operations	(1)	(10)	(17)	(18)	(33)

Net Earnings as Reported	$227	$190	$133	$360	$624

Diluted Earnings per Common Share	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2008	2007	2008	2008	2007
Earnings Per Share Before Special Items	$0.56	$0.52	$0.41	$0.97	$0.97

Restructuring and other charges	(0.02)	(0.04)	(0.06)	(0.08)	(0.06)
Net gains (losses) on sales and impairments of businesses	—	(0.02)	—	—	0.58

Earnings Per Common Share from
Continuing Operations	0.54	0.46	0.35	0.89	1.49
Discontinued operations	—	(0.02)	(0.04)	(0.04)	(0.07)

Diluted Earnings per Common Share	$0.54	$0.44	$0.31	$0.85	$1.42

Notes:

(1)	The Company calculates Earnings Before Special Items by excluding the after-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.
(2)	Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation.
(3)	Since diluted earnings per share are computed independently for each period, six-month per share amounts may not equal the sum of the respective quarters.

International Paper Company

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment
	Three Months Ended June 30,		Three Months Ended March 31, 2008	Six Months Ended June 30,
	2008	2007		2008	2007
Printing Papers	$1,790	$1,610	$1,715	$3,505	$3,150
Industrial Packaging	1,470	1,315	1,445	2,915	2,550
Consumer Packaging	795	745	770	1,565	1,460
Distribution	1,970	1,720	1,985	3,955	3,395
Forest Products	55	90	25	80	175
Other Businesses (4)	—	—	—	—	135
Corporate and Inter-segment Sales	(273)	(189)	(272)	(545)	(357)

Net Sales	$5,807	$5,291	$5,668	$11,475	$10,508

Operating Profit by Industry Segment
	Three Months Ended June 30,		Three Months Ended March 31, 2008	Six Months Ended June 30,
	2008	2007(2)		2008	2007(2)
Printing Papers	$226	$188	$185	$411	$355
Industrial Packaging	87	108	97	184	181
Consumer Packaging	13 (3)	30	9 (3)	22 (3)	70
Distribution	26	30	16	42	50
Forest Products	41	94	25	66	191
Other Businesses (4)	—	—	—	—	6

Operating Profit (1)	393	450	332	725	853

Interest expense, net	(81)	(80)	(81)	(162)	(141)
Minority interest/equity earnings adjustment (5)	8	6	4	12	11
Corporate items, net	(21)	(57)	(21)	(42)	(94)
Restructuring and other charges	—	(26)	(37)	(37)	(44)
Sale of forestlands	3	—	—	3	—
Net gains on sales and impairments of businesses	—	1	1	1	315

Earnings From Continuing Operations Before Income Taxes, Equity Earnings, and Minority Interest	$302	$294	$198	$500	$900

Equity Earnings in Ilim Holdings S.A., Net of Taxes (1)	$32	$—	$17	$48	$—

(1)	In addition to the operating profits shown above, International Paper recorded $17 million and $32 million of equity earnings, net of taxes, for the three months ended March 31, 2008 and June 30, 2008, respectively, related to its equity investment in Ilim HoldingsS.A., a separate reportable industry segment.
(2)	Prior-year information has been revised to reflect a change in the allocation of corporate overhead to the Company’s industry segments.
(3)	Includes charges of $5 million and $13 million for the first and second quarters of 2008, respectively, related to the reorganization of the Company’s Shorewood operations in Canada.
(4)	Includes Arizona Chemical and certain smaller businesses.
(5)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest and equity earnings for these subsidiaries are included here to present consolidated earnings before income taxes, equity earnings, and minority interest.

International Paper Company

Sales Volume by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended June 30,		Three Months Ended March 31, 2008	Six Months Ended June 30,
	2008	2007		2008	2007
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	868	949	910	1,778	1,931
European & Russian Uncoated Papers	373	354	373	746	730
Brazilian Uncoated Papers	211	198	210	421	342
Asian Uncoated Papers	7	7	8	15	12

Uncoated Papers	1,459	1,508	1,501	2,960	3,015
Market Pulp (3)	416	337	354	770	672

Packaging (In thousands of short tons)
Container of the Americas	896	905	882	1,778	1,787
European Container (Boxes)	288	298	295	583	605
Other Industrial and Consumer Packaging	198	165	179	377	296

Industrial and Consumer Packaging	1,382	1,368	1,356	2,738	2,688
Containerboard	493	457	506	999	849
Coated Paperboard	595	599	606	1,201	1,190
Saturated and Bleached Kraft Papers	61	63	65	126	116

(1)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.
(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.
(3)	Includes internal sales to mills.

International Paper Company

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	June 30, 2008	December 31, 2007

Assets
Current Assets
Cash and Temporary Investments	$3,979	$905
Accounts and Notes Receivable, Net	3,284	3,152
Inventories	2,219	2,071
Assets of Businesses Held for Sale	—	24
Deferred Income Tax Assets	184	213
Other	353	370

Total Current Assets	10,019	6,735

Plants, Properties and Equipment, Net	10,442	10,141
Forestlands	824	770
Investments	1,357	1,276
Goodwill	3,722	3,650
Deferred Charges and Other Assets	1,609	1,587

Total Assets	$27,973	$24,159

Liabilities and Common Shareholders’ Equity

Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$757	$267
Liabilities of Businesses Held for Sale	—	4
Accounts Payable and Accrued Liabilities	3,581	3,571

Total Current Liabilities	4,338	3,842

Long-Term Debt	8,915	6,353
Deferred Income Taxes	3,166	2,919
Other Liabilities	1,806	2,145
Minority Interest	245	228

Common Shareholders’ Equity
Invested Capital	4,986	4,297
Retained Earnings	4,517	4,375

Total Common Shareholders’ Equity	9,503	8,672

Total Liabilities and Common Shareholders’ Equity	$27,973	$24,159

International Paper Company

Consolidated Statement of Cash Flows

Preliminary and Unaudited

(In Millions)

	Six Months Ended June 30,
	2008	2007
Operating Activities
Net earnings	$360	$624
Discontinued operations, net of taxes and minority interest	18	33

Earnings from continuing operations	378	657
Depreciation, amortization and cost of timber harvested	591	531
Deferred income tax (benefit) expense, net	(113)	95
Restructuring and other charges	55	44
Payments related to restructuring and legal reserves	(42)	(38)
Net gains on sales and impairments of businesses	(1)	(315)
Equity earnings, net	(46)	—
Periodic pension expense, net	57	105
Other, net	45	186
Changes in current assets and liabilities
Accounts and notes receivable	(27)	(156)
Inventories	(90)	(118)
Accounts payable and accrued liabilities	110	(233)
Other	93	(70)

Cash provided by operations - continuing operations	1,010	688
Cash used for operations - discontinued operations	—	(53)

Cash Provided by Operations	1,010	635

Investment Activities
Invested in capital projects	(482)	(477)
Proceeds from divestitures	14	1,670
Equity investment in Ilim	(21)	—
Other	(159)	(103)

Cash (used for) provided by investment activities - continuing operations	(648)	1,090
Cash used for investment activities - discontinued operations	—	(12)

Cash (Used for) Provided by Investment Activities	(648)	1,078

Financing Activities
Repurchases of common stock	(47)	(1,073)
Issuance of common stock	1	71
Issuance of debt	3,135	2
Reduction of debt	(125)	(467)
Change in book overdrafts	(53)	1
Dividends paid	(218)	(223)
Other	(20)	—

Cash Provided by (Used for) Financing Activities	2,673	(1,689)

Effect of Exchange Rate Changes on Cash	39	33

Change in Cash and Temporary Investments	3,074	57
Cash and Temporary Investments
Beginning of the period	905	1,624

End of the period	$3,979	$1,681